UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 5, 2009

Date of Report (Date of earliest event reported)

AVOCENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30575	91-2032368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4991 Corporate Drive

Huntsville, Alabama 35805

(Address of principal executive offices, including zip code)

(256) 430-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 5, 2009, Avocent Corporation, a Delaware corporation (the “Company”), Emerson Electric Co., a Missouri corporation (“Parent”), and Globe Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser has agreed to commence a cash tender offer to acquire all of the shares of the Company’s common stock (the “Offer”) for a purchase price of $25.00 per share, net to the holders thereof, in cash (the “Offer Price”).

The consummation of the Offer will be conditioned on (i) at least a majority of the shares of the Company’s outstanding common stock having been validly tendered into (and not withdrawn from) the Offer prior to the expiration date of the Offer, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States and receipt of requisite regulatory approvals under the antitrust laws of Austria, Germany, Hungary and Ireland, and (iii) other customary conditions. The Offer is not subject to a financing condition.

Following the consummation of the Offer, subject to customary conditions (including receipt of the requisite approval of the Company’s stockholders, if required under applicable law), Purchaser will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent. In the Merger, each outstanding share of the Company’s common stock (other than shares with respect to which appraisal rights are properly exercised) will be converted into the right to receive the Offer Price. If Purchaser acquires 90% or more of the outstanding shares of Company common stock pursuant to the Offer, then Parent will consumate the Merger pursuant to the short form merger procedures under Delaware law as soon as practicable following the consummation of the Offer. Purchaser may, but is not required to, provide for a “subsequent offering period” under applicable law following the consummation of the Offer in order to seek additional shares of Company common stock and facilitate the consummation of the Merger using such short form merger procedures. In addition the Company has granted Parent an option to acquire shares of Company common stock following the consummation of the Offer in order to facilitate the consummation of the Merger using such short form merger procedures. In the event that Purchaser does not hold at least 90% of the Company’s outstanding common stock following the consummation of the Offer (and the “subsequent offering period” provided by Purchaser, if any, and the exercise of the aforementioned option to purchase Company common stock), Parent and the Company must obtain the approval of the Company’s stockholders to consummate the Merger. In this event, the Company will call and convene a stockholder meeting to obtain this approval, and Purchaser will vote all shares of Company common stock it acquires pursuant to the Offer in favor of the Merger, thereby assuring approval of the Merger.

All options to purchase Company common stock which are outstanding, whether or not exercisable or vested, will be cancelled on the date on which the Purchaser accepts for payment all shares of Company common stock tendered into the Offer and not withdrawn (the “Acceptance Date”), and as soon as practicable following the Acceptance Date the Company will pay each holder of any such option, subject to obtaining any required consents from the holder of each option, an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price over the applicable exercise price per share of such option by (ii) the number of shares that the option holder could have purchased (assuming full vesting of all options) had the option holder exercised the option in full immediately prior to the Acceptance Date.

In addition, prior to the expiration of the Offer, the Company will take all necessary action to cause each Performance Share (as such term is defined in the Merger Agreement) that is outstanding, whether or not earned, and whether or not vested, to be fully earned at maximum levels and fully vested and to be cancelled on the Acceptance Date. As soon as practicable following the Acceptance Date the Company will pay the holder of any such Performance Share an amount in cash determined by multiplying the Offer Price and the number of shares of the Company’s common stock represented by such Performance Share.

Company restricted stock units held by employees which are outstanding immediately prior to the Acceptance Date will be converted on the Acceptance Date into restricted stock units to acquire a number of shares of common stock of Parent based on an exchange ratio described in the Merger Agreement. The converted restricted stock units will otherwise have substantially the same terms as in effect prior to the conversion, except that the underlying number of shares will be appropriately adjusted and the restricted stock units will vest in full upon the employee’s termination of employment by his or her employer without cause at any time on or following the Acceptance Date.

The Company will also (i) cause the exercise of each outstanding option under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) no less than ten business days prior to the initial scheduled expiration of the Offer, (ii) provide that no further purchase period or offering period shall commence under the ESPP following that date, and (iii) terminate the ESPP immediately prior to and effective as of the consummation of the Merger.

The Merger Agreement contains customary representations, warranties and covenants of the parties. In addition, under the terms of the Merger Agreement, the Company has agreed not to solicit or otherwise faciliate any alternative acquisition proposals, subject to customary exceptions that permit the Company to respond to any unsolicited acquisition proposal that constitutes or is reasonably likely to lead to an acquisition proposal that is superior to the transactions contemplated by the Merger Agreement, provided that the Company’s board of directors has determined that the failure to so would be inconsistent with its fiduciary duties. The Company is also permitted to terminate the Merger Agreement in order to accept an unsolicited alternative acquisition proposal that is superior to the transactions contemplated by the Merger Agreement, subject to giving Parent five business days notice of its intention to do so, but only if Parent fails to make a counter-proposal that is at least as favorable to the Company’s stockholders as the alternative acquisition proposal and the Company pays Parent a $35 million termination fee.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser.

Item 8.01	Other Events.

On October 6, 2009, the Company and Parent issued a joint press release announcing that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this report.

Additional Information and Where to Find It

The tender offer for the outstanding shares of the Company described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company pursuant to Purchaser’s tender offer or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Purchaser. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Company’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Purchaser’s tender offer because they contain important information, including the terms and conditions of the offer. The Company’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov or from the Company’s Investor Relations department at (256) 261-6482.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger among Avocent Corporation, Emerson Electric Co. and Globe Acquisition Corporation dated as of October 5, 2009. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Joint Press Release of Avocent Corporation and Emerson Electric Co., dated October 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVOCENT CORPORATION

Date: October 7, 2009	By:	/s/ SAMUEL F. SARACINO
Samuel F. Saracino
Executive Vice President of Legal and
Corporate Affairs, General Counsel, and
Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger among Avocent Corporation, Emerson Electric Co. and Globe Acquisition Corporation dated as of October 5, 2009. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Joint Press Release of Avocent Corporation and Emerson Electric Co., dated October 6, 2009.